Exhibit 99.1

   CARVER BANCORP, INC.



FOR IMMEDIATE RELEASE


Contact(s):       Ruth Pachman/David Lilly                  Teri Williams
                  Kekst and Company                Boston Bank of Commerce
                  (212) 521-4800                            (617) 457-4413

               CARVER AND BOSTON BANK OF COMMERCE REACH SETTLEMENT

NEW YORK, May 22, 2000 - Carver Bancorp, Inc. (AMEX: CNY) and BBC Capital Market, Inc., a subsidiary of the Boston Bank of Commerce, jointly announced today that they have agreed to settle all outstanding litigation between them.

Carver has agreed to appoint Kevin Cohee and Teri Williams to the Carver Bancorp, Inc. and Carver Federal Savings Bank Boards of Directors for terms expiring at the annual meeting of stockholders for the fiscal year ending March 31, 2002. Carver has also agreed to hold its 2000 annual meeting no later than March 24, 2001 and will ensure that a sufficient number of directors are made eligible for election at that meeting so that the sum of two plus the number of slots up for election will constitute a majority of the number of directors on the Carver Board. In addition, the settlement provides for BBC Capital to receive $475,000 from Carver's insurance carrier toward expenses related to its lawsuit and proxy contest.

BBC Capital Market has agreed to dismiss its claims against Carver, Morgan Stanley & Co., Incorporated (Morgan Stanley) and Provender Opportunities Fund, L.P. (Provender) seeking the nullification of preferred shares issued earlier this year to Morgan Stanley and Provender.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, which is the largest independent African- and Caribbean-American run financial institution in the U.S., operates six full service branches in the New York City boroughs of: Brooklyn, Queens and Manhattan.

Boston Bank of Commerce is the first inter-state Black owned and managed bank in the U.S. with branches in Massachusetts and South Florida. BBC Capital Market, Inc., a subsidiary of Boston Bank of Commerce, owns 170,000 shares of Carver Bancorp, representing 7.4% of outstanding common stock.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONSISTING OF ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY AND THE BANK THAT ARE SUBJECT TO VARIOUS FACTORS WHICH COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE ESTIMATES. THESE FACTORS INCLUDE, WITHOUT LIMITATION, THE COMPANY'S SUCCESS IN IMPLEMENTING ITS INITIATIVES, CHANGES IN GENERAL, ECONOMIC AND MARKET, LEGISLATIVE AND REGULATORY CONDITIONS AND THE DEVELOPMENT OF AN ADVERSE INTEREST RATE ENVIRONMENT THAT ADVERSELY EFFECTS THE INTEREST RATE SPREAD OR OTHER INCOME ANTICIPATED FROM THE COMPANY'S OPERATIONS AND INVESTMENTS. THE COMPANY AND THE BANK ASSUME NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT THE ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS.